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                                                                    EXHIBIT 99.1



 [CPS Logo Here]                                              NEWS RELEASE
--------------------------------------------------------------------------------

                        CONSUMER PORTFOLIO SERVICES, INC.
                       REPORTS 2004 FIRST QUARTER RESULTS

IRVINE, CALIFORNIA, MAY 3, 2004--Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) today announced results for its first quarter ended March 31, 2004.

For the three months ended March 31, 2004 total revenues increased approximately $5.0 million, or 22%, to $27.5 million, compared to $22.5 million for the three months ended March 31, 2003. Pretax loss for the first quarter of 2004 was $1.4 million, compared to pretax income of $2.4 million for the comparable 2003 period. Included in first quarter 2004 results was a $6.8 million provision for credit loss expense resulting from the change in securitization structure implemented during the third quarter of 2003. Net loss for the quarter ended March 31, 2004 was $1.4 million, or $(0.07) per diluted share, compared to net income of $6.3 million, or $0.29 per diluted share, for the quarter ended March 31, 2003. Net income during the 2003 period included a net tax benefit of $3.9 million. The income tax benefit in the prior period was primarily the result of the resolution of certain IRS examinations of tax returns filed by MFN Financial Corporation prior to its having been acquired in 2002 by Consumer Portfolio Services. The resulting tax benefit of $4.9 million was offset in part by an income tax provision of $1.0 million. Diluted shares outstanding were 20.6 million and 21.9 million for the quarters ended March 31, 2004 and 2003, respectively.


"2004 has been an active period for us," said Charles E. Bradley, President and Chief Executive Officer. "We are pleased that our growth initiatives, specifically the hiring of additional sales representatives and the initiation of originations through DealerTrack, are beginning to show results. In addition, since quarter-end we have completed our third acquisition in recent years with the acquisition of receivables and certain other assets of SeaWest Financial Corporation on April 2, 2004. With the SeaWest acquisition, we have grown our portfolio and our ability to further leverage our operating structure. The servicing transfer and data conversion have gone smoothly. In this, the third quarter under our new securitization structure, our financial results continued to track in line with expectations."


Consumer Portfolio Services' managed receivables totaled $736.3 million at March 31, 2004. The managed receivables include $370.7 million held by non-consolidated subsidiaries, which do not appear directly on the Company's balance sheet, as well as $365.6 million ($312.3 million net of allowance for credit losses and deferred acquisition fees) of receivables that are held directly by the Company and its consolidated subsidiaries. During the first quarter of 2004, the Company purchased $93.4 million of contracts and completed several refinancings, including the sale of $44.0 million of investment grade notes issued by CPS Auto Receivables Trust 2004-R. This transaction was a securitization of the Company's retained interest in eight term securitizations sponsored by the Company or its affiliates, and allowed the Company to refinance long-term debt at decreased interest rates.


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As reported for the last three quarters, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with the loan receivables and associated debt remaining on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings will be recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such loan loss provisions are recorded upon acquisition and during the life of the receivables. The accounting treatment of such transactions is equivalent to that currently used with respect to the majority of the receivables acquired in the acquisitions. The effect is to accelerate recognition of expenses and defer recognition of revenue. As a result, reported earnings initially will be less than they would be had the Company continued to structure its securitizations to record a gain on sale and therefore, reported net earnings may be negative for the remainder of 2004. Growth in the Company's portfolio of loan receivables in excess of current expectations would delay reporting positive net earnings. This change in securitization structure was the principal cause of the Company's net loss in the third and fourth quarters of 2003 and the first quarter of 2004.


Conference Call


Consumer Portfolio Services announced that it will hold a conference call Tuesday, May 4, 2004, at 1:30 p.m. EST to discuss its quarterly results. Those wishing to participate by telephone may dial in at 973 409-9261 approximately 10 minutes prior to the scheduled time.


A replay will be available between May 4, 2004 and May 11, 2004, beginning one hour after conclusion of the call, by dialing 877 519-4471. The reservation number is 4751645. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.


About Consumer Portfolio Services, Inc.


Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.


Forward-looking statements in this news release include the Company's recorded revenue, expense, gain on sale and provision for credit losses because these items are dependent on the Company's estimates of future losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies, repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions, possible unavailability of qualified personnel, which could adversely affect the


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Company's ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or changes in bankruptcy law, which could adversely affect the Company's rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company's realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated.


The statements concerning the intended structure of future securitizations and the effects of such structures on financial items are forward-looking statements. If the Company were to change the structure of future transactions, that could cause such forward-looking statements not to be accurate.


Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to gain on sale and provision for credit losses may affect future performance.


                    Consumer Portfolio Services, Inc. and Subsidiaries
                      Condensed Consolidated Statements of Operations
                           (In thousands, except per share data)
                                        (Unaudited)

                                                                     Three months ended
                                                                          March 31,
                                                                   ------------------------
                                                                      2004          2003
                                                                   ---------      ---------
Revenues:
Net gain (loss) on sale of contracts                              $       -       $  4,555
Interest income                                                      20,423          9,328
Servicing fees                                                        3,324          4,602
Other income                                                          3,775          4,062
                                                                   ---------      ---------
                                                                     27,522         22,547
                                                                   ---------      ---------
Expenses:
Employee costs                                                        9,653          8,447
General and administrative                                            3,966          4,033
Interest                                                              5,912          5,530
Provision for credit losses                                           6,750              -
Other expenses                                                        2,648          2,183
                                                                   ---------      ---------
                                                                     28,929         20,193
                                                                   ---------      ---------

Income (loss) before income tax benefit                              (1,407)         2,354
Income tax benefit                                                        -         (3,924)
                                                                   ---------      ---------
      Net income (loss)                                            $ (1,407)      $  6,278
                                                                   =========      =========

Earnings (loss) per share:
     Basic                                                         $  (0.07)      $   0.31
     Diluted                                                          (0.07)          0.29

Number of shares used in computing earnings (loss) per share:
     Basic                                                           20,638         20,270
     Diluted                                                         20,638         21,860

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                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                      March 31,       Dec. 31,
                                                        2004            2003
                                                      ---------       ---------

Cash and restricted cash                              $ 98,241        $100,486
Finance receivables, net                               312,314         266,189
Residual interest in securitizations                   100,790         111,702
Other assets                                            16,064          14,093
                                                      ---------       ---------
                                                      $527,409        $492,470
                                                      ========        ========

Accounts payable and other liabilities                $ 29,833        $ 29,018
Warehouse lines of credit                               75,976          33,709
Residual interest financing                             42,158               -
Securitization trust debt                              211,183         245,118
Senior secured debt                                     34,829          49,965
Subordinated debt                                       52,500          52,500
                                                      ---------       ---------
                                                       446,479         410,310
                                                      ---------       ---------

Shareholders' equity                                    80,930          82,160
                                                      ---------       ---------
                                                      $527,409        $492,470
                                                      =========       =========


_______________________

Contacts

Investors:
Consumer Portfolio Services
Charles E. Bradley, 949-753-6800
 or
Sloane & Company
Monica Huang, 212-446-1874

Media:
Sloane & Company
Whit Clay, 212-446-1864



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